Exhibit 99.1

             MDI, Inc. Announces Receipt of NASDAQ Letter

    SAN ANTONIO--(BUSINESS WIRE)--June 30, 2006--MDI, Inc. (NASDAQ:MDII), the leading manufacturer of Unified Technology(TM) solutions for the security industry, today announced that it received a letter on June 27, 2006 from The Nasdaq, indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4).
    The Company will be provided 180 calendar days, or until December 26, 2006, to regain compliance. If, at anytime before December 26, 2006, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that it has achieved compliance with the Rule.
    If the company is not in compliance with the Rule by December 26, 2006, NASDAQ will determine if the company is in compliance with all the other NASDAQ listing requirements. If it is, NASDAQ will notify the company that it has been granted an additional 180 calendar day compliance period. The company is currently in compliance with all NASDAQ listing requirements, except for the minimum bid price requirement.

    About MDI, Inc.

    MDI (NASDAQ:MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are united by ONE Technology. ONE Technology unifies security point products, systems and subsystems into a common management platform. Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform -- promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world's most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution and MIT to name a few. For more information on MDI or its diversified line of security products, please visit www.mdisecure.com.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: MDI, Incorporated, San Antonio
             Richard A. Larsen, 210-582-2664
             Richard.Larsen@mdisecure.com